Exhibit 10.1

December 10, 2025

Charles Rayfield

Dear Charles,

It is our pleasure to confirm an offer to you on behalf of Dorman Products, Inc. and its affiliates (the “Company” or “Dorman”). We are excited to have you join Dorman!

Your employment is subject to the following terms and conditions set forth in this letter:

Position and Expected Start Date

Your expected start date is January 19, 2026 (unless otherwise agreed upon between you and the Company).

Effective upon your start date, your title will be Senior Vice President, Chief Financial Officer Designate, reporting to Kevin Olsen.

Effective the first business day after the Company files its Form 10-K for fiscal year 2025, your title will be Senior Vice President, Chief Financial Officer reporting to Kevin Olsen.

Annual Base Salary

Your base salary will be $525,000 per year, subject to all withholdings and deductions as required by law.

Annual Cash Bonus Program

You will be eligible to participate in the Company’s 2018 Cash Bonus Plan, which is the Company’s annual short-term cash incentive plan (the “Bonus Program”). Your annual target opportunity under the Bonus Program in your new position will be 75% of your annual base salary. The “target opportunity” is the amount you would receive if 100% of pre-established Company and individual performance goals for the year are reached.

The Bonus Program is a performance-based plan, so your actual payout may be more or less than the target opportunity if your individual, team, or company-wide results exceed or fall short of performance goals. To participate in the Bonus Program in a given fiscal year (January through December), you must be employed in an incentive-eligible position by the first working day in October of that year. Awards are prorated from the first day of employment to reflect time actually worked during the year and are subject to the terms and conditions of the Bonus Program.

Equity Awards

You are eligible to participate in the Company’s annual long-term incentive program under the Company’s 2018 Stock Option and Stock Incentive Plan or any successor plan (the “Equity Plan”) beginning with the 2026 fiscal year, and

3400 East Walnut Street, Colmar PA 18915
dormanproducts.com

Exhibit 10.1

your target equity award opportunity will be equal to $500,000. For the March 2026 grant only, your target equity award opportunity will be $600,000.

Cash Award

You will receive a one-time cash award in the amount of $350,000 (less applicable withholdings and taxes) payable in March 2026. By signing below you agree that, if your employment is terminated by the Company for cause or if you terminate your employment voluntarily within 24 months from your start date (each, a “Repayment Event”), you will repay a pro-rated amount of this sign-on award within 30 days following your termination date. You also agree that, upon a Repayment Event, the Company may withhold any and all amounts due to it hereunder from either your final pay or allowances, including, but not limited to, the value of accrued but unused vacation, if any, so long as such withholding is not otherwise prohibited by applicable law.

COBRA

You will not become eligible to participate in the Company’s health and welfare plans until the first day of the month following your thirtieth (30th) day of employment with Dorman. If, during that time period, you are incurring costs under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to maintain healthcare coverage, Dorman agrees to deviate from its current policy and will share the cost of the continuation of your healthcare benefits through COBRA until you become eligible to participate in the Company’s benefit plans. Your monthly premium for your COBRA coverage will be partially reimbursed by Dorman. After the reimbursement, your COBRA premium will be the same monthly amount that our regular, full-time employees pay for the Dorman healthcare plan most comparable to your COBRA coverage. To receive reimbursement, you will be required to provide the Company’s Human Resources group with evidence of your COBRA payments during that time period.

Vacation

You will be eligible for 20 days of vacation time per year, prorated in your first year of employment based upon your start date. This level of vacation time will remain in effect until you are eligible for additional time off under our vacation policy.

Total Rewards

Dorman’s Total Rewards Program is built around you and the things that matter to you: compensation, healthcare benefits, wellness, time away from work, retirement, your career, and more. A number of guiding principles shape our Total Rewards Program:

•Performance – We recognize and reward strong workplace performance.
•Continuous Improvement – We encourage your professional growth by supporting your learning and career development.
•Commitment – We value service earned through continued strong performance.
•Personal Accountability – We provide you with tools that enable you to take a very active role in understanding, choosing and using the many components of the Total Rewards Program: Medical and Dental Insurance; 401(k); Short and long term disability insurance; and Life Insurance.

3400 East Walnut Street, Colmar PA 18915
dormanproducts.com

Exhibit 10.1

•Culture of Well-Being – We promote and encourage health, wealth, and wellness, both in the workplace and at home, and recognize when you take personal responsibility for your well-being. The enclosed introduction to “Dorman Products Total Rewards Program” provides an overview of our programs and offerings.
•All of the compensation and benefits programs and policies described above may be modified or terminated in Dorman’s sole discretion at any time.

Employment Relationship; Modification of Terms of Offer

This offer remains subject to the prior approval by the Compensation Committee of the Company’s Board of Directors.

Please be advised that, notwithstanding anything in this offer letter to the contrary, neither this letter nor any statement made by Dorman is intended to be a contract of employment for a definite period of time. That means that the employment relationship established by this letter is “at will” and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or notice. Further, the Company may from time to time, and in its sole discretion, change the terms and conditions of your employment, compensation and benefits, with or without notice, and all payments are subject to applicable taxes and other deductions required or permitted by law.

This offer of employment is contingent upon the successful completion of satisfactory urine drug test, reference, and background checks, which may be completed by a consumer reporting agency. You, therefore, should not make any irreversible plans, with respect to your existing employment or otherwise, until these contingencies are satisfied.

In addition, in compliance with the Immigration Reform and Control Act of 1986, it is necessary for you to supply Dorman with verification of employment eligibility. On your first day of employment, you will need to bring with you appropriate documentation to verify your eligibility to work in the United States (i.e. passport, driver’s license, social security card, birth certificate, etc.).

This offer of employment is contingent upon your execution and delivery of a Non-Disclosure, Invention Assignment and Restrictive Covenant Agreement pursuant to which, among other things, you will agree to maintain the confidentiality of Dorman’s proprietary and confidential information and you will be restricted from competing against Dorman in certain circumstances.

Furthermore, by accepting this offer, you confirm that you are able to accept this job and carry out the work involved without breaching any legal restrictions on your activities, such as non-competition, non-solicitation and other restrictions imposed by a current or former employer. You also confirm that you have informed the Company about any such restrictions and have provided the Company with as much information about them as possible, including copies of any agreements between you and your current or former employer describing such restrictions on your activities.

You further confirm that you will not remove or copy any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to Dorman without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the

3400 East Walnut Street, Colmar PA 18915
dormanproducts.com

Exhibit 10.1

course and scope of your employment with Dorman. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.

Conclusion

We are excited about the prospect of you joining our team and about the contributions we believe you will make to our company. If you wish to accept this position, please sign the offer letter below. If you have any questions about the above details, please contact me at sleff@dormanproducts.com.

Sincerely,

/s/ Scott Leff                                    /s/ Charles Rayfield
Scott Leff                                    Charles Rayfield
Senior Vice President & CHRO

3400 East Walnut Street, Colmar PA 18915
dormanproducts.com
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